EXHIBIT 10.43
VORNADO REALTY TRUST
2021 OUTPERFORMANCE PLAN
AWARD AGREEMENT
2021 OUTPERFORMANCE PLAN AWARD AGREEMENT made as of the date set forth on Schedule A hereto between VORNADO REALTY TRUST, a Maryland real estate investment trust (the “Company”), its subsidiary VORNADO REALTY L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the party listed on Schedule A (the “Grantee”).
RECITALS
A.    The Grantee is an employee or trustee of, or a consultant or advisor to, the Company or one of its Affiliates and provides services to the Partnership.
B.    The Compensation Committee (the “Committee”) of the Board of Trustees of the Company (the “Board”) approved this and other 2021 outperformance plan (“2021 OPP”) awards pursuant to the Company’s 2019 Omnibus Share Plan, as amended (as amended, restated and supplemented from time to time, the “2019 Plan”) to provide certain trustees, consultants, advisors, officers and key employees of the Company or its Affiliates, including the Grantee, in connection with their employment or other service relationship with the incentive compensation described in this Award Agreement (this “Agreement”) and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its Affiliates, including the Partnership. 2021 OPP awards were approved by the Committee pursuant to authority delegated to it by the Board, including authority to make grants of equity interests in the Partnership which may, under certain circumstances, become exchangeable for the Company’s Common Shares reserved for issuance under the 2019 Plan, or in the event the 2019 Plan has been replaced by a successor equity plan prior to the date of issuance of such Common Shares, under such successor equity plan (the 2019 Plan and any such successor plan, as each may be amended, modified or supplemented from time to time, are collectively referred to herein as the “Share Plan”). This Agreement evidences one award (this “Award”) in a series of substantially identical 2021 OPP awards and is subject to the terms and conditions set forth herein and in the Partnership Agreement (as defined herein).
C.    The Committee, effective as of the grant date specified in Schedule A hereto, awarded to the Grantee the 2021 OPP participation percentage in the various outperformance pools provided herein set forth in Schedule A.
NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:
1.Administration. This Award and all other 2021 OPP awards shall be administered by the Committee, which in the administration of the 2021 OPP awards and this Award shall have all the powers and authority it has in the administration of the Share Plan as set forth in the Share Plan; provided that all powers of the Committee hereunder can be exercised by the full Board if the Board so elects. The Committee, in its sole and absolute discretion, may make at any time any provision for lapse of forfeiture restrictions and/or accelerated vesting under this

Agreement of some or all of the Grantee’s unvested Award OPP Units that have not previously been forfeited.
2.Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Share Plan.
“2021 OPP Units” means those Partnership Units issued pursuant to this and all other 2021 OPP awards.
“Additional Share Baseline Value” means, with respect to each Additional Share, the gross proceeds received (or deemed received in case of issuance otherwise than for cash) by the Company or the Partnership upon the issuance of such Additional Share, which amount shall be deemed to equal, as applicable: (A) if such Additional Share is issued for cash in a public offering or private placement, the gross price to the public or to the purchaser(s); (B) if such Additional Share is issued in exchange for assets or securities of another Person, upon the acquisition of another Person, the cash value imputed to such Additional Share for purposes of such transaction by the parties thereto, as determined by the Committee, or, if no such value was imputed, the mean between the high and low sale prices of a Common Share on the national securities exchange or established securities market on which the Common Shares are listed on the date of issuance of such Additional Share, or, if no sale of Common Shares is reported on such date, on the next preceding day on which any sale shall have been reported; and (C) if such Additional Share is issued upon conversion or exchange of equity or debt securities of the Company, the Partnership or any other Subsidiary, which securities were not previously counted as either Initial Shares or Additional Shares, the conversion or exchange price in effect as of the date of conversion or exchange pursuant to the terms of the security being exchanged or converted.
“Additional Shares” means (without double-counting), as of a particular date of determination, the sum of: (A) the number of Common Shares; plus (B) the Shares Amount for all of the Units (assuming that such Units were converted, exercised, exchanged or redeemed for Partnership Units as of such date of determination at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated rate) and such Partnership Units were then tendered to the Partnership for redemption pursuant to Section 8.6 of the Partnership Agreement as of such date), other than those held by the Company, but only, in the case of each (A) and (B), to the extent such Common Shares or Units are issued after the Effective Date, and on or before such date of determination: (i) in a capital raising transaction; (ii) in exchange for assets or securities or upon the acquisition of another Person; (iii) upon conversion or exchange of equity or debt securities of the Company, the Partnership or any other Subsidiary of the Company, which securities were not previously counted as either Initial Shares or Additional Shares; or (iv) through the reinvestment of dividends or other distributions, including in lieu of cash dividends. For the avoidance of doubt, “Additional Shares” shall exclude, without limitation: (w) Common Shares issued after the Effective Date upon exercise of stock options or upon the exchange (directly or indirectly) of LTIP Units, OPP Units or other Units issued to employees, non-employee trustees, consultants, advisors or other persons or entities as incentive or other compensation; (x) Common Shares awarded after the Effective Date to employees, non-employee trustees, consultants, advisors or other persons or entities as incentive or other compensation for services provided or to be provided to the Company or any of its Affiliates; (y) LTIP Units, OPP Units or other Units awarded after the Effective Date to employees, non-employee trustees, consultants, advisors or other persons or entities as incentive or other compensation; and (z) any securities included in “Initial Shares.”
“Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.
“Averaging Period” means a period of thirty (30) consecutive trading days ending on, and including, the date as of which the Common Share Price, the Index Return Percentage, the Threshold Return Percentage or the TRS Percentage, as applicable, is determined (or, if such date is not a trading day, the most recent trading day immediately preceding such date).
“Award OPP Units” has the meaning set forth in Section 3.
“Award Partnership Units” has the meaning set forth in Section 7.
“Baseline Value” means $35.91.
“Buyback Shares” means (without double-counting), as of a particular date of determination: (A) Common Shares; and (B) the Shares Amount for Units (assuming that such Units were converted, exercised, exchanged or redeemed for Partnership Units as of such date at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated rate) and such Partnership Units were then tendered to the Partnership for redemption pursuant to Section 8.6 of the Partnership Agreement as of such date), other than those held by the Company, but only, in the case of each (A) and (B), to the extent repurchased or redeemed by the Company after the Effective Date and on or before such date of determination in a stock buyback transaction or in a redemption of Units for cash pursuant to Section 8.6 of the Partnership Agreement.
“Cause” for termination of the Grantee’s Continuous Service for purposes of Section 3 and Section 4 means: (A) if the Grantee is a party to a Service Agreement immediately prior to such termination, and “cause” is defined therein, then “cause” shall have the meaning set forth in such Service Agreement; or (B) if the Grantee is not party to a Service Agreement immediately prior to such termination or the Grantee’s Service Agreement does not define “cause” or a substantially equivalent term, then “cause” shall mean: (i) conviction of, or plea of guilty or nolo contender to, a felony pertaining or otherwise relating to his or her employment with the Company or an Affiliate; or (ii) willful misconduct that is materially economically injurious to the Company or any of its Affiliates, in each case as determined in the Company’s sole discretion.
“Change in Control” means:
(i)    individuals who, on the Effective Date, constitute the Board (the “Incumbent Trustees”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a trustee subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Trustees then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without objection to such nomination) shall be an Incumbent Trustee; provided, however, that no individual initially elected or nominated as a trustee of the Company as a result of an actual or threatened election contest with respect to trustees or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Trustee; or
(ii)    any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (ii) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary of the Company (provided that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any such majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) (I) any of the partners (as of the Effective Date) in Interstate Properties (“Interstate”) including immediate family members and family trusts or family-only partnerships and any charitable foundations of such partners (the “Interstate Partners”), (II) any entities the majority of the voting interests of which are beneficially owned by the Interstate Partners, or (III) any “group” (as described in Rule 13d-5(b)(i) under the Exchange Act) including the Interstate Partners (the persons in (I), (II) and (III) shall be individually and collectively referred to herein as, “Interstate Holders”); or
(iii)    the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company’s assets (a “Business Transaction”), unless immediately following such Business Transaction (A) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company’s assets in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly or indirectly, by the Interstate Holders or the Company’s shareholders immediately prior to any such Business Transaction, and (B) no person (other than the persons set forth in clauses (A), (B), (C), or (E) of paragraph (ii) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a “Non-Qualifying Transaction”); or
(iv)    Board approval of a liquidation or dissolution of the Company, unless the common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s Company Voting Securities immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to the Grantee under this Agreement.
“Class A Units” has the meaning set forth in the Partnership Agreement.
“CoC Fraction” means, for application pursuant to the proviso clauses in the definitions of “Final Absolute Baseline” and “Final Hurdle Rate,” the number of calendar days that have elapsed since (but excluding) the Effective Date to (and including) the date as of which a Change in Control is consummated (or, with respect to a Transactional Change in Control, the date of the Public Announcement of such Transactional Change in Control), divided by 1,461.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Shares” means the Company’s common shares of beneficial interest, par value $0.04 per share.
“Common Share Price” means, as of a particular date, the average of the Fair Market Value of one Common Share over the applicable Averaging Period; provided, however, that if such date is the date of the Public Announcement of a Transactional Change in Control, the Common Share Price as of such date shall be equal to the fair market value, as determined by the Committee, of the total consideration payable in the transaction that ultimately results in the Transactional Change in Control for one Common Share.
“Continuous Service” means the continuous service, without interruption or termination, as an employee, director, trustee, manager or member of, or with the approval of the Committee, consultant or advisor to the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of: (A) any approved leave of absence; (B) transfers among the Company and any Affiliate, or any successor, in any capacity of trustee, director, employee, manager, member, or with the approval of the Committee, consultant or advisor; or (C) any change in status as long as the individual remains in the service of the Company or any Affiliate of the Company in any capacity of employee, director, trustee, manager, member or similar function of, or (if the Committee specifically agrees that the Continuous Service is not uninterrupted) a consultant or advisor. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. Subject to the preceding sentence, whether a termination of Continuous Service shall have occurred for purposes of this Agreement shall be determined by the Committee, which determination shall be final, binding and conclusive.
“Disability” means: (A) if the Grantee is a party to a Service Agreement immediately prior to the applicable event, and “disability” is defined therein, then “disability” shall have the meaning set forth in such definition; or (B) if the Grantee is not party to a Service Agreement immediately prior to such event or the Grantee’s Service Agreement does not define “disability” or a substantially equivalent term, then “disability” shall mean a disability which renders the Grantee incapable of performing all of his or her material duties for a period of at least 180 consecutive or non-consecutive days during any consecutive twelve-month period.
“Dividend Payment” means, as of a particular date, for each distribution declared and paid on one Class A Unit between the Effective Date and such date (excluding dividends and distributions paid in the form of additional Common Shares and Class A Units unless adjustment is otherwise made pursuant to Section 8 hereof) the amount of such distribution.
“Effective Date” means January 12, 2021.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Ex-Dividend Common Share Price” means, as of an “ex-dividend” date with respect to a Common Share, (A) the average of the high and low price of the Common Shares as reported by New York Stock Exchange, The NASDAQ Stock Market, Inc. or another national securities exchange or an established securities market, on which the Common Shares are listed, as applicable (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market), on such “ex-dividend” date (or if there is no such reported high and low price, the Ex-Dividend Common Share Price shall be the average of the highest bid and lowest asked prices on such “ex-dividend” date) or, if no sale of Common Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported; or (B) if the Common Shares are not listed on such an exchange, quoted on such system or traded on such a market, Ex-Dividend Common Share Price of the Common Share shall be the value of the Common Shares as determined by the Committee in good faith in a manner consistent with Code Section 409A.
“Fair Market Value” means, as of any given date, the fair market value of a security determined by the Committee using any reasonable method and in good faith (such determination will be made in a manner that satisfies Section 409A of the Code and in good-faith as required by Section 422(c)(1) of the Code); provided that with respect to a Common Share “Fair Market Value” means the value of such Common Share determined as follows: (A) if on the determination date the Common Shares are listed on the New York Stock Exchange, The NASDAQ Stock Market, Inc. or another national securities exchange or is publicly traded on an established securities market, the Fair Market Value of a Common Share shall be the closing price of the Common Shares on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Common Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported; or (B) if the Common Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value of the Common Share shall be the value of the Common Shares as determined by the Committee in good faith in a manner consistent with Code Section 409A.
“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

“Final Absolute Baseline” means, as of the Final Valuation Date, an amount representing (without double-counting) the sum of:
(A)    the Baseline Value multiplied by:
(i)    the difference between (x) the Initial Shares and (y) all Buyback Shares repurchased or redeemed between the Effective Date and the Final Valuation Date; and then multiplied by
(ii)    the sum of (x) one hundred percent (100%) plus (y) the Target Final Absolute Return Percentage; plus
(B)    with respect to each Additional Share issued after the Effective Date, the Additional Share Baseline Value of such Additional Share, multiplied by: the sum of:
(i)     one hundred percent (100%); plus
(ii)     the product of the Target Final Absolute Return Percentage multiplied by a fraction (x) the numerator of which is the number of days from (but excluding) the issuance of such Additional Share to (and including) the Final Valuation Date and (y) the denominator of which is the number of days from (but excluding) the Effective Date to (and including) the Final Valuation Date; plus
(C)    with respect to each Buyback Share repurchased or redeemed after the Effective Date, the Baseline Value, multiplied by the sum of:
(i)     one hundred percent (100%); plus
(ii)     the product of the Target Final Absolute Return Percentage multiplied by a fraction (x) the numerator of which is the number of days from the Effective Date to and including the date such Buyback Share was repurchased or redeemed and (y) the denominator of which is the number of days from (but excluding) the Effective Date to (and including) the Final Valuation Date;
provided that if the Final Valuation Date occurs prior to January 12, 2025 as a result of a Change in Control, then for purposes of this definition in connection with the calculation of the Final Absolute TRS Pool as of the Final Valuation Date, then the Target Final Absolute Return Percentage to be used in such calculation shall be reduced to twenty-eight percent (28%), multiplied by the CoC Fraction. If the Company consummates multiple issuances of Additional Shares and/or repurchases of Buyback Shares during any one monthly or quarterly period, such that it would be impractical to track the precise issuance date and issuance price of each individual Additional Share and/or repurchase or redemption date of each individual Buyback Share, the Compensation Committee may in its discretion approve timing and calculation conventions (such as net-at-end-of-period or average-during-the-period) reasonably designed to simplify the administration of this Award.
“Final Absolute TRS Pool” means, as of the Final Valuation Date, a dollar amount calculated as follows (or, if the resulting amount is a negative number, zero (0)): (A) subtract the

Final Absolute Baseline from the Final Total Return, in each case as of the Final Valuation Date; and (B) multiply the resulting amount by two percent (2%); provided that in no event shall the Final Absolute TRS Pool exceed the Maximum Final Outperformance Pool Amount.
“Final Adjustment Factor” means a factor carried out to the sixth decimal determined by a straight-line interpolation between: (A) one-half (0.5) if the Final Hurdle Rate is zero percent (0%) or a negative factor; and (B) one (1) if the Final Hurdle Rate is twelve percent (12%) or more.
“Final Hurdle Rate” means a percentage consisting of the TRS Percentage; provided that if the Final Valuation Date occurs prior to January 12, 2025 as a result of a Change in Control, then for purposes of determining the Final Adjustment Factor to be used in calculating the Final Relative TRS Pool as of the Final Valuation Date, the Final Hurdle Rate shall instead be: (A) the TRS Percentage as of the date of the Change in Control (or, with respect to a Transactional Change in Control, the date of the Public Announcement of such Transactional Change in Control); divided by (B) the CoC Fraction.
“Final OPP Unit Equivalent” has the meaning set forth in Section 3.
“Final Relative Adjusted Return” a dollar amount, calculated as of the Final Valuation Date, using the same definition as for the “Final Relative Baseline,” except that in clauses (A)(ii), (B)(ii) and (C)(ii) thereof instead of the Index Return Percentage for the applicable period, the Threshold Return Percentage shall be used.
“Final Relative Baseline” means, as of the Final Valuation Date, an amount representing (without double-counting) the sum of:
(A)    the Baseline Value multiplied by:
(i)    the difference between (x) the Initial Shares and (y) all Buyback Shares repurchased or redeemed between the Effective Date and the Final Valuation Date, and then multiplied by
(ii)    the sum of one hundred percent (100%) plus the Index Return Percentage for the period beginning on the Effective Date and ending on the Final Valuation Date; plus
(B)    with respect to each Additional Share issued after the Effective Date, the Additional Share Baseline Value of such Additional Share multiplied by the sum of:
(i)     one hundred percent (100%) plus
(ii)     the Index Return Percentage for the period beginning on the date of issuance of such Additional Share and ending on the Final Valuation Date; plus
(C)    with respect to each Buyback Share repurchased or redeemed after the Effective Date, the Baseline Value multiplied by the sum of:
(i)     one hundred percent (100%) plus

(ii)     the Index Return Percentage for the period beginning on the Effective Date and ending on the date such Buyback Share was repurchased or redeemed.
If the Company consummates multiple issuances of Additional Shares and/or repurchases of Buyback Shares during any one monthly or quarterly period, such that it would be impractical to track the precise issuance date and issuance price of each individual Additional Share and/or repurchase or redemption date of each individual Buyback Share, the Compensation Committee may in its discretion approve timing and calculation conventions (such as net-at-end-of-period or average-during-the-period) reasonably designed to simplify the administration of this Award.
“Final Relative Offset Amount” means, if the Final Total Return as of the Final Valuation Date is less than the Final Relative Adjusted Return, an amount equal to two percent (2%) of the difference between the Final Total Return and the Final Relative Adjusted Return as of the Final Valuation Date; provided that in no event shall the Final Relative Offset Amount exceed the lesser of (i) fifty percent (50%) of the Final Absolute TRS Pool or (ii) $15,000,000. For the avoidance of doubt, the Final Relative Offset Amount will always be a negative amount (unless it is zero), but will never exceed a negative amount whose absolute numerical value is $15,000,000.
“Final Relative TRS Pool” means, as of the Final Valuation Date, a dollar amount (or, if the resulting amount is a negative number, zero (0)) calculated as follows: (A) subtract the Final Relative Baseline from the Final Total Return, in each case as of the Final Valuation Date; (B) multiply the resulting amount by two percent (2%); and (C) multiply the lesser of (i) the resulting amount or (ii) $30,000,000 by the Final Adjustment Factor; provided that in no event shall the Final Relative TRS Pool exceed the Maximum Final Outperformance Pool Amount.
“Final Total Outperformance Pool” means, as of the Final Valuation Date, a dollar amount calculated as follows: take the algebraic sum of (i) the Final Absolute TRS Pool (either zero or a positive amount), (ii) the Final Relative TRS Pool (either zero or a positive amount), and (iii) the Final Relative Offset Amount (either zero or a negative amount); provided that if the resulting amount is a negative number, then the Final Total Outperformance Pool shall be zero; and provided, further, that in no event shall the Final Total Outperformance Pool exceed the Maximum Final Outperformance Pool Amount, it being understood that Final Total Outperformance Pool excludes the amounts which are calculated pursuant to Section 3(c) which are not subject to a cap.
“Final Total Return” means (without double-counting), as of the Final Valuation Date, an amount equal to the sum of: (A) the Final Total Shares multiplied by the highest Common Share Price among those calculated for every Averaging Period ending on a day within the period of one hundred and twenty (120) consecutive days immediately preceding the Final Valuation Date; plus (B) an amount equal to the sum of the total dividends and other distributions actually declared or paid between the Effective Date and the Final Valuation Date (excluding dividends and distributions paid in the form of additional Common Shares or Units) so long as the “ex-dividend” date with respect thereto falls prior to the Final Valuation Date, in respect of Common Shares and Class A Units (it being understood, for the avoidance of doubt, that such total dividends and distributions shall be calculated by multiplying the amount of each per share dividend or distribution declared by the actual number of securities outstanding as of each record date with respect to the applicable dividend or distribution payment date, and not by multiplying the aggregate amount of distributions paid on one Partnership Unit that was outstanding as of the Effective Date between the Effective Date and the Final Valuation Date by the number of Final Total Shares).
“Final Total Shares” means (without double-counting), as of the Final Valuation Date, the algebraic sum of: (A) the Initial Shares, minus (B) all Buyback Shares repurchased or redeemed between the Effective Date and the Final Valuation Date, plus (C) all Additional Shares issued between the Effective Date and the Final Valuation Date.
“Final Valuation Date” means the earliest of: (A) January 12, 2025; or (B) in the event of a Change in Control that is not a Transactional Change in Control, the date on which such Change in Control shall occur; or (C) in the event of a Transactional Change in Control and subject to the consummation of such Transactional Change in Control, the date of the Public Announcement of such Transactional Change in Control.
“Good Reason” for termination of the Grantee’s employment for purposes of Section 3 and Section 4 means: (A) if the Grantee is a party to a Service Agreement immediately prior to such termination, and “good reason” is defined therein, then “good reason” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not party to a Service Agreement immediately prior to such termination or the Grantee’s Service Agreement does not define “good reason” or a substantially equivalent term, then “good reason” shall mean: (i) the assignment to the Grantee of duties materially and adversely inconsistent with the Grantee’s status as of the Effective Date or a material and adverse alteration in the nature of the Grantee’s duties, responsibilities or authority; (ii) a reduction in the Grantee’s base salary; or (iii) a relocation of the Grantee’s own office location to a location more than thirty (30) miles from its location as of the Effective Date.
“Index Return Percentage” means:
(A)     for any period that ends on the Valuation Date, a percentage return calculated as follows:
(i)     eighty percent (80%) of the total percentage return for the SNL US Office REIT Index calculated by comparing (x) the value of the SNL US Office REIT Index on the Effective Date to (y) the average daily value of the SNL US Office REIT Index over the same Averaging Period used to calculate the Common Share Price for determining the Final Total Return; and
(ii)     twenty percent (20%) of the total percentage return for the SNL US Retail REIT Index calculated by comparing (x) the value of the SNL US Retail REIT Index on the Effective Date to (y) the average daily value of the SNL US Retail REIT Index over the same Averaging Period used to calculate the Common Share Price for determining the Final Total Return; and
(B)     for any period that ends on a date other than the Final Valuation Date, a percentage return calculated in the same manner as set forth in clause (A) above from the start of such period to the end of such period in such a way as to be consistent with the calculation of the

Final Total Return, in either case as calculated by a consultant engaged by the Committee and as approved by the Committee in its reasonable discretion for purposes of calculating the Final Relative Baseline.
For the avoidance of doubt, the intent of the Committee is that the Index Return Percentage over the applicable performance period be calculated using a methodology analogous in all material respects to that used for the calculation of Final Total Return over the same period to produce a weighted average total return percentage that weighs the total percentage return for the SNL US Office REIT Index over the period at 80% and the total percentage return for the SNL US Retail REIT Index over the period at 20%. The Committee may compute the Index Return Percentage in a manner different from that set forth above to the extent deemed to be appropriate by the Committee in order to ensure such comparability and the intended weighting of the two indices and is authorized to delegate to a valuation or other expert the performance of adjusted calculations to carry out the foregoing intent.
“Initial Shares” means 203,783,955 Common Shares, which includes: (A) 191,335,522 Common Shares outstanding as of the Effective Date (other than currently unvested restricted Common Shares previously granted to employees or other persons or entities in exchange for services provided to the Company); plus (B) 11,387,053 Common Shares representing the Shares Amount for all of the Partnership Units (other than LTIP Units or OPP Units and excluding Partnership Units held by the Company) outstanding as of the Effective Date assuming that all of such Partnership Units were tendered to the Partnership for redemption pursuant to Section 8.6 of the Partnership Agreement as of such date; plus (C) 1,061,380 Common Shares representing the Shares Amount for all of the Partnership Units into which all LTIP Units and Prior OPP Units outstanding as of the Effective Date could be converted without regard to the book capital account associated with them (but only to the extent such LTIP Units or Prior OPP Units are currently vested, and excluding all 2021 OPP Units), assuming that all of such Partnership Units were tendered to the Partnership for redemption pursuant to Section 8.6 of the Partnership Agreement as of such date. For the avoidance of doubt, Initial Shares (i) includes (x) currently vested restricted Common Shares and (y) currently vested LTIP Units and prior OPP Units previously granted to employees or other persons or entities in exchange for services provided to the Company, and (ii) excludes (x) all Common Shares issuable upon exercise of stock options or upon the exchange (directly or indirectly) of unvested LTIP Units, unvested Prior OPP Units, 2021 OPP Units and other unvested Units issued to employees, non-employee trustees, consultants, advisors or other persons or entities as incentive compensation, and (y) currently unvested restricted Common Shares previously granted to employees, non-employee trustees, consultants, advisors or other persons or entities in exchange for services provided to the Company.
“LTIP Units” means LTIP Units, as such term is defined in the Partnership Agreement.
“Maximum Final Outperformance Pool Amount” means $30,000,000.
“OPP Units” means collectively all Prior OPP Units and all 2021 OPP Units.
“Participation Percentage” means the percentage set forth opposite such term on Schedule A hereto.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 20, 1997, among the Company, as general partner, and the limited partners who are parties thereto, as amended from time to time.
“Prior OPPs” means the Company’s 2006 Outperformance Plan under the Company’s 2002 Omnibus Share Plan, as amended (“2002 Plan”), the Company’s 2008 Outperformance Plan under the 2002 Plan, the Company’s 2012 Outperformance Plan under the Company’s 2010 Omnibus Share Plan, as amended (“2010 Plan”)Plan, the Company’s 2013 Outperformance Plan under the 2010 Plan, the Company’s 2014 Outperformance Plan under the 2010 Plan, the Company’s 2015 Outperformance Plan under the 2010 Plan, the Company’s 2016 Outperformance Plan under the 2010 Plan, the Company’s 2017 Outperformance Plan under the 2010 Plan, the Company’s 2018 Outperformance Plan under the 2010 Plan, and the Company’s 2020 Outperformance Plan under the 2019 Plan.
“Prior OPP Units” means those Partnership Units issued pursuant to the Prior OPPs.
“Partnership Units” has the meaning set forth in the Partnership Agreement.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).
“Public Announcement” means, with respect to a Transactional Change in Control, the earliest press release, filing with the SEC or other publicly available or widely disseminated communication issued by the Company or another Person who is a party to such transaction which discloses the consideration payable in and other material terms of the transaction that ultimately results in the Transactional Change in Control; provided, however, that if such consideration is subsequently increased or decreased, then the term “Public Announcement” shall be deemed to refer to the most recent such press release, filing or communication disclosing a change in consideration whereby the final consideration and material terms of the transaction that ultimately results in the Transactional Change in Control are announced. For the avoidance of doubt, the foregoing definition is intended to provide the Committee in the application of the proviso clause in the definition of “Common Share Price” with the information required to determine the fair market value of the consideration payable in the transaction that ultimately results in the Transactional Change in Control as of the earliest time when such information is publicly disseminated, particularly if the transaction consists of an unsolicited tender offer or a contested business combination where the terms of the transaction change over time.
“Qualified Termination” has the meaning set forth in Section 4.
“Retirement” means: (A) if the Grantee is a party to a Service Agreement immediately prior to such event, and “Retirement” is defined therein, then “Retirement” shall have the meaning set forth in such Service Agreement, or (B) if the Grantee is not party to a Service Agreement immediately prior to such event and/or the Grantee’s Service Agreement does not define “Retirement” or a substantially equivalent term, then “Retirement” shall mean the Grantee’s termination of his or her Continuous Service with the Company and its Subsidiaries after attainment of age 65 or attainment of age 60 and completion of twenty (20) years of employment with the Company and/or a Subsidiary.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement (including without limitation a separation, severance or similar agreement if any) then in effect between the Grantee, on the one hand, and the Company or one of its Affiliates, on the other hand, as amended or supplemented through such date.
“Shares Amount” has the meaning set forth in the Partnership Agreement.
“SNL US Office REIT Index” means the SNL US Office REIT Index as published from time to time (or a successor index including a comparable universe of publicly traded U.S. real estate investment trusts), provided that if (A) the SNL US Office REIT Index ceases to exist or be published prior to the Final Valuation Date and the Committee determines that there is no successor to such index, or (B) the Committee reasonably determines that the SNL US Office REIT Index is no longer suitable for the purposes of this Agreement, then the Committee in its good faith reasonable discretion shall select for subsequent periods, or if the Committee in its reasonable good faith discretion so determines, for any portion of or the entire period from the Effective Date to the Final Valuation Date, a substitute comparable index for purposes of calculating the Final Relative Baseline.
“SNL US Retail REIT Index” means the SNL US Retail REIT Index as published from time to time (or a successor index including a comparable universe of publicly traded U.S. real estate investment trusts), provided that if (A) the SNL US Retail REIT Index ceases to exist or be published prior to the Final Valuation Date and the Committee determines that there is no successor to such index, or (B) the Committee reasonably determines that the SNL US Retail REIT Index is no longer suitable for the purposes of this Agreement, then the Committee in its good faith reasonable discretion shall select for subsequent periods, or if the Committee in its reasonable good faith discretion so determines, for any portion of or the entire period from the Effective Date to the Final Valuation Date, a substitute comparable index for purposes of calculating the Final Relative Baseline.
“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
“Target Final Absolute Return Percentage” means twenty-eight percent (28%), except as otherwise defined for purposes of the definition of Final Absolute Baseline in certain circumstances, as described in the proviso clause of such definition.
“Threshold Return Percentage” means for any period the applicable Index Return Percentage for such period reduced by an annualized 200 basis points from the start of such period to the end of such period, as calculated by a consultant engaged by the Committee and as approved by the Committee in its reasonable discretion. For the avoidance of doubt, if the calculation period were four years, the reduction in the Index Return Percentage to arrive at the

Threshold Return Percentage would be 800 basis points, whereas if the calculation period were 219 days, the reduction would be 120 basis points.
“Transactional Change in Control” means (A) a Change in Control described in clause (ii) of the definition thereof where the “person” or “group” makes a tender offer for Common Shares, or (B) a Change in Control described in clause (iii) of the definition thereof where the Company is not the Surviving Corporation; provided that if the applicable definition of “Change in Control” (or similar term) in the applicable Service Agreement does not track such clauses (ii) or (iii), then the term “Transactional Change in Control” shall mean a Change in Control meeting the substantive criteria set forth in such clauses, as reasonably determined in good faith by the Committee.
“Transfer” has the meaning set forth in Section 7.
“TRS Percentage” means the total percentage return per share achieved by one Common Share calculated by comparing (A) the Baseline Value to (B) the Common Share Price over the same Averaging Period used to calculate the Common Share Price for determining the Final Total Return, as calculated by a consultant engaged by the Committee and as approved by the Committee in its reasonable discretion for purposes of calculating the Final Adjustment Factor. For the avoidance of doubt, the intent of the Committee is that the TRS Percentage over the performance period be calculated using a methodology analogous in all material respects to those used for the calculation of the Index Return Percentage. The Committee may compute the TRS Percentage in a manner different from that set forth above to the extent deemed to be appropriate by the Committee in order to ensure such comparability and is authorized to delegate to a valuation or other expert the performance of adjusted calculations to carry out the foregoing intent.
“Units” means all Partnership Units (as defined in the Partnership Agreement), including LTIP Units, with economic attributes substantially similar to Partnership Units as determined by the Committee that are outstanding or are issuable upon the conversion, exercise, exchange or redemption of any securities of any kind convertible, exercisable, exchangeable or redeemable for Partnership Units; provided that all Units that are not convertible into or exchangeable for Class A Units shall be excluded from the definition of “Units.”
3.Outperformance Award; Vesting; Change in Control
(a)The Grantee is hereby granted this Award consisting of the number of 2021 OPP Units set forth on Schedule A hereto (the “Award OPP Units”), which (i) will be subject to forfeiture to the extent provided in this Section 3 and (ii) will be subject to vesting as provided in Sections 3(d) hereof. At any time prior to the Final Valuation Date, the Committee may grant additional 2021 OPP awards to the extent that the sum of all the 2021 OPP grantees’ Participation Percentages is less than one hundred percent (100%) as a result of either reservation of a portion of the 2021 OPP Participation Percentage for future awards or forfeiture of granted 2021 OPP awards. At any time prior to or in connection with the calculation of the Final OPP Unit Equivalent, the Partnership may issue additional LTIP Units to the Grantee as provided in this Section 3 that shall also be considered Award OPP Units and subject to all of the terms and conditions of this Agreement; provided that such issuance will be subject to the Grantee executing and delivering such documents comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or the Partnership may reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws. The Award OPP Units shall be eligible for vesting over a five-year period, except as otherwise provided in Section 4 hereof, based on a combination of (I) the Company’s performance over a four-year period (or a shorter period in certain circumstances as provided herein) as indicated by the calculations required by this Section 3 and (II) the passage of time (five years or a shorter period in certain circumstances as provided herein) as provided in Section 3(d). Vesting will occur at the times, in the amounts and upon the conditions set forth in this Section 3 and in Section 4, provided that, except as otherwise expressly set forth in this Agreement, the Continuous Service of the Grantee continues through and on each applicable vesting date.
(b)As soon as practicable following the Final Valuation Date, but as of the Final Valuation Date, the Committee will:
(i)determine the Final Absolute TRS Pool (if any);
(ii)determine the Final Relative TRS Pool (if any);
(iii)determine the Final Relative Offset Amount (if any);
(iv)determine the Final Total Outperformance Pool (if any);
(v)multiply (x) the Final Total Outperformance Pool calculated as of the Final Valuation Date by (y) the Grantee’s Participation Percentage as of the Final Valuation Date; and
(vi)divide the resulting amount by the highest Common Share Price among those calculated for every Averaging Period ending on a day within the period of one hundred and twenty (120) consecutive days immediately preceding the Final Valuation Date (appropriately adjusted to the extent that the Shares Amount for one Partnership Unit is greater or less than one Common Share); provided, however, that if the Final Total Outperformance Pool equals the Maximum Final Outperformance Pool Amount, then this divisor shall instead be the lowest Common Share Price among those calculated for every Averaging Period ending on a day within the period of one hundred and twenty (120) consecutive days immediately preceding the Final Valuation Date (appropriately adjusted to the extent that the Shares Amount for one Partnership Unit is greater or less than one Common Share) that could have caused the Final Total Outperformance Pool to equal the Maximum Final Outperformance Pool Amount, irrespective of composition as among the amounts described in clauses (b)(i), (b)(ii), and (b)(iii).
The resulting number is hereafter referred to as the “Final OPP Unit Equivalent.” If the Final OPP Unit Equivalent is smaller than the number of Award OPP Units previously issued to the Grantee, then the Grantee, as of the Final Valuation Date, shall forfeit a number of Award OPP Units equal to the difference, and thereafter the term Award OPP Units will refer only to the remaining Award OPP Units that were not so forfeited. If the Final OPP Unit Equivalent is greater than the number of Award OPP Units previously issued to the Grantee, then, upon the performance of the calculations set forth in this Section 3(b): (A) the Company shall cause the Partnership to issue to the Grantee, as of the Final Valuation Date, a number of additional LTIP Units equal to the difference; (B) such additional LTIP Units shall be added to the Award OPP Units previously issued, if any, and thereby become part of this Award; (C) the Company and the Partnership shall take such corporate and Partnership action as is necessary to accomplish the grant of such additional LTIP Units; and (D) thereafter the term Award OPP Units will refer collectively to the Award OPP Units, if any, issued prior to such additional grant plus such additional LTIP Units; provided that such issuance will be subject to the Grantee executing and delivering such documents, comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws. If the Final OPP Unit Equivalent is the same as the number of Award OPP Units previously issued to the Grantee, then there will be no change to the number of Award OPP Units under this Award pursuant to this Section 3.
(c)If the Grantee earns any Award OPP Units as of the Final Valuation Date pursuant to the calculations set forth in Section 3(b) hereof, then, as of the date on which such Award OPP Units are earned, the Grantee will also earn an additional number of Award OPP Units equal to the sum of the following calculations, which will be performed by the Committee:
(I)    For each Dividend Payment between the Effective Date and the date as of which such Award OPP units are earned, calculate the following number of additional Award OPP Units:

(W*X)
Z

Where:
W = the number of Award OPP Units earned as of such date pursuant to Section 3(b) hereof (appropriately adjusted to the extent that the Shares Amount for one partnership Unit is greater or less than one Common Share);
X = 90% of the Dividend Payment; and
Z = The Ex-Dividend Common Share Price on the “ex-dividend” date for such Dividend Payment.
(II)    Add all the amounts calculated pursuant to (I) above together.
The resulting number of Award OPP Units earned pursuant to the calculation set forth in this Section 3(c) shall be added to the Final OPP Unit Equivalent and be subject to vesting pursuant to Section 3(d) hereof and to all of the provisions of Section 4 hereof applicable to the other Award OPP Units that have been earned pursuant to the calculations set forth in Section 3(b) hereof. If the total number of Award OPP Units so earned is greater than the number of Award

OPP Units previously issued to the Grantee, then, upon the performance of the calculations set forth in this Section 3(c): (A) the Company shall cause the Partnership to issue to the Grantee, as of the Final Valuation Date, a number of additional LTIP Units equal to the difference; (B) such additional LTIP Units shall be added to the Award OPP Units previously issued, if any, and thereby become part of this Award; (C) the Company and the Partnership shall take such corporate and Partnership action as is necessary to accomplish the grant of such additional LTIP Units; and (D) thereafter the term Award OPP Units will refer collectively to the Award OPP Units, if any, issued prior to such additional grant plus such additional LTIP Units; provided that such issuance will be subject to the Grantee executing and delivering such documents, comparable to the documents executed and delivered in connection with this Agreement, as the Company and/or the Partnership may reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws.
(d)If any of the Award OPP Units have been earned based on performance as provided in Section 3(b), subject to Section 4 hereof, the Final OPP Unit Equivalent shall become vested in the following amounts and at the following times, provided that the Continuous Service of the Grantee continues through and on the applicable vesting date or the accelerated vesting date provided in Section 4 hereof, as applicable:
(i)fifty percent (50%) of the Final OPP Unit Equivalent shall become vested on January 12, 2025; and
(ii)fifty percent (50%) of the Final OPP Unit Equivalent shall become vested on January 12, 2026.
To the extent that Schedule A provides for amounts or schedules of vesting that conflict with the provisions of this Section 3(d), the provisions of Schedule A will govern.
(e)Any Award OPP Units that do not become vested pursuant to this Section 3 or Section 4 hereof shall, without payment of any consideration by the Partnership, automatically and without notice be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award OPP Units.
(f)Upon the occurrence of a Change in Control and the termination of employment of the Grantee with the Company or its Affiliates within twenty-four (24) months of such Change in Control by the Company (or its successor) without Cause or by the Grantee with Good Reason, then:
(i)the calculations set forth in Section 3(b)(i)-(iv) required in connection with such Change in Control shall be made to determine the Final Total Outperformance Pool;
(ii)the Final Total Outperformance Pool to be used for determining the Final OPP Unit Equivalent pursuant to Section 3(b)(v)-(vi) shall be the greater of (A) the amount determined pursuant to such calculations or (B) $11,100,000 (which represents the grant date fair value of the entire 2021 OPP); and

(iii)the Award OPP Units that have been earned based on performance as determined pursuant to this Section 3 shall vest immediately (except to the extent that Award OPP Units have been previously forfeited).
(g)In the event of a Change in Control, the Committee will make any determinations and certifications required by this Agreement and any provisions necessary with respect to the lapse of forfeiture restrictions and/or acceleration of vesting of this Award within a period of time that enables (i) the Grantee to exercise election, voting or other rights in connection with such Change in Control on the same basis as a Class A Unit holder and (ii) the Company to take any action or make any deliveries or payments it is obligated to make hereunder or under the Partnership Agreement not later than the date of consummation of the Change in Control. For avoidance of doubt, in the event of a Change in Control, the performance of all calculations and actions pursuant to Section 3(b) hereof and the exercise of any election, voting or other rights pursuant to this Section 3(g) shall be conditioned upon the final consummation of such Change in Control.
4.Termination of Grantee’s Continuous Service; Death and Disability.
(a)If the Grantee is a party to a Service Agreement and his or her Continuous Service terminates, the provisions of Sections 4(b), 4(c), 4(d), 4(e), 4(f) and 4(g) hereof shall govern the treatment of the Grantee’s Award OPP Units exclusively, unless the Service Agreement contains provisions that expressly refer to this Section 4(a) and provides that those provisions of the Service Agreement shall instead govern the treatment of the Grantee’s Award OPP Units upon such termination. The foregoing sentence will be deemed an amendment to any applicable Service Agreement to the extent required to apply its terms consistently with this Section 4, such that, by way of illustration, any provisions of the Service Agreement with respect to accelerated vesting or payout or the lapse of forfeiture restrictions relating to the Grantee’s incentive or other compensation awards in the event of certain types of termination of the Grantee’s Continuous Service with the Company (such as, for example, termination at the end of the term, termination without Cause by the employer or termination for Good Reason by the employee) shall not be interpreted as requiring that any calculations set forth in Section 3 hereof be performed, or vesting occur with respect to this Award other than as specifically provided in this Section 4. In the event that an entity to which the Grantee provides services ceases to be an Affiliate of the Company, such action shall be deemed to be a termination of the Grantee’s Continuous Service for purposes of this Agreement, provided that the Committee, in its sole and absolute discretion, may make provision in such circumstances for the lapse of forfeiture restrictions and/or accelerated vesting of some or all of the Grantee’s unvested Award OPP Units that have not previously been forfeited, effective immediately prior to such event, or determine that the Grantee’s Continuous Service to the Company or any other of its Affiliates has not been terminated. Notwithstanding any of the foregoing, in the event of any conflict between the provisions of the Grantee’s Service Agreement, if any, and the provisions of this Section 4 with respect to death or Disability, the provisions of such Service Agreement shall govern the treatment of the Grantee’s Award OPP Units in the event of death or Disability.
(b)In the event of termination of the Grantee’s Continuous Service by (i) the Company without Cause, (ii) the Grantee for Good Reason, or (iii) the Grantee upon Retirement (each a “Qualified Termination”) prior to the Final Valuation Date, then the Grantee will not forfeit the Award OPP Units upon such termination, but the following provisions of this Section 4(b) shall modify the calculations required to determine the Final OPP Unit Equivalent and/or the vesting of the Final OPP Unit Equivalent, as applicable, with respect to the Grantee only:
(i)the calculations provided in Section 3(b) hereof shall be performed as of the Final Valuation Date as if the Qualified Termination had not occurred; and
(ii)the Grantee’s Final OPP Unit Equivalent shall no longer be subject to forfeiture pursuant to Section 3(d) hereof; provided that, notwithstanding that no Continuous Service requirement pursuant to Section 3(d) hereof will apply to the Grantee after the effective date of a Qualified Termination, the Grantee will not have the right to Transfer (as defined in Section 7 hereof) his or her Award OPP Units or request redemption of his or her Award Partnership Units under the Partnership Agreement until such dates as of which his or her Final OPP Unit Equivalent, as adjusted pursuant to Section 4(b)(ii) above, would have become vested pursuant to Section 3(d) hereof absent a Qualified Termination. For the avoidance of doubt, the purpose of this Section 4(b)(iii) is to prevent a situation where grantees of 2021 OPP awards who have had a Qualified Termination would be able to realize the value of their Award OPP Units or Award Partnership Units (through Transfer or redemption) before other grantees of 2021 OPP awards whose Continuous Service continues through the applicable vesting dates set forth in Section 3(d) hereof.
(c)In the event of Qualified Termination on or after the Final Valuation Date, then all of the Grantee’s unvested Award OPP Units that have not previously been forfeited pursuant to the calculations set forth in Section 3(b) hereof, but remain subject to time-based vesting pursuant to Section 3(d) hereof as of the time of such Qualified Termination shall no longer be subject to forfeiture pursuant to Section 3(d) hereof; provided that, notwithstanding that no Continuous Service requirement pursuant to Section 3(d) hereof will apply to the Grantee after the effective date of a Qualified Termination, the Grantee will not have the right to Transfer (as defined in Section 7 hereof) his or her Award OPP Units or request redemption of his or her Award Partnership Units under the Partnership Agreement until such dates as of which his or her Final OPP Unit Equivalent would have become vested pursuant to Section 3(d) absent a Qualified Termination. For the avoidance of doubt, the purpose of this Section 4(c) is to prevent a situation where grantees of 2021 OPP awards who have had a Qualified Termination would be able to realize the value of their Award OPP Units or Award Partnership Units (through Transfer or redemption) before other grantees of OPP awards whose Continuous Service continues through the applicable vesting dates set forth in Section 3(d) hereof.
(d)Notwithstanding the foregoing, in the event any payment to be made hereunder after giving effect to this Section 4 is determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then, to the extent the Grantee is a “specified employee” under Section 409A of the Code subject to the six-month delay thereunder, any such payments to be made during the six-month period commencing on the Grantee’s

“separation from service” (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.
(e)In the event of a termination of the Grantee’s Continuous Service as a result of his or her death or Disability prior to the Final Valuation Date, the Grantee will not forfeit the Award OPP Units, but the following provisions of this Section 4(e) shall apply:
(i)the calculations provided in Section 3(b) hereof shall be performed as of the Final Valuation Date as if the Grantee’s death or Disability had not occurred; and
(ii)100% of the Grantee’s Final OPP Unit Equivalent as adjusted pursuant to Section 4(e)(ii) above shall no longer be subject to forfeiture pursuant to Section 3(d) hereof and shall automatically and immediately vest as of the Final Valuation Date.
(f)In the event of a termination of the Grantee’s Continuous Service as a result of his or her death or Disability after the Final Valuation Date, 100% of the Grantee’s Final OPP Unit Equivalent shall no longer be subject to forfeiture pursuant to Section 3(d) hereof and shall automatically and immediately vest as of such termination date.
(g)In the event of a termination of the Grantee’s Continuous Service other than a Qualified Termination or by reason of death or Disability, all Award OPP Units except for those that, as of the date at such termination, both (i) have ceased to be subject to forfeiture pursuant to Sections 3(b) hereof, and (ii) have vested pursuant to Section 3(d) hereof shall, without payment of any consideration by the Partnership, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Award OPP Units.
5.Payments by Award Recipients; Status as Partner
. No amount shall be payable to the Company or the Partnership by the Grantee at any time in respect of this Agreement. The Grantee shall have no rights with respect to this Agreement (and the Award evidenced hereby) unless he or she shall have accepted this Agreement by (i) signing and delivering to the Partnership a copy of this Agreement and (ii) unless the Grantee is already a Partner (as defined in the Partnership Agreement), signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached hereto as Exhibit A). Upon acceptance of this Agreement by the Grantee, the Partnership Agreement shall be amended to reflect the issuance to the Grantee of the LTIP Units so accepted. Thereupon, the Grantee shall have all the rights of a Limited Partner of the Partnership with respect to the number of 2021 OPP Units specified on Schedule A hereto, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein. Award OPP Units constitute and shall be treated for all purposes as the property of the Grantee, subject to the terms of this Agreement and the Partnership Agreement.
6.Distributions

(a)The holder of the Award OPP Units shall be entitled to receive distributions with respect to such Award OPP Units to the extent provided for in the Partnership Agreement as modified hereby.
(b)The Distribution Participation Date (as defined in the Partnership Agreement) for the Final OPP Unit Equivalent (to the extent provided in Section 6(c) below) shall be the Final Valuation Date, except that if the provisions of Section 4(b) hereof become applicable to the Grantee, the Distribution Participation Date for the Grantee shall be accelerated to the date the calculations provided in Section 3 hereof are performed with respect to the Award OPP Units that are no longer subject to forfeiture pursuant to Section 4(b) hereof.
(c)Following each applicable Distribution Participation Date, the Grantee shall be entitled to receive one hundred percent (100%) of the same distributions payable with respect to Class A Units on the Final OPP Unit Equivalent.
(d)Each Award OPP Unit shall be considered a Special LTIP Unit (as defined in the Partnership Agreement) and as such the: (i) LTIP Unit Initial Sharing Percentage (as defined in the Partnership Agreement) shall be ten percent (10%) and (ii) the Award OPP Units shall not be entitled to receive distributions prior to the applicable Distribution Participation Date. On the applicable Distribution Participation Date, Award OPP Units shall be entitled to a Special LTIP Unit Distribution (as defined in the Partnership Agreement) to the extent provided in the Partnership Agreement. The Distribution Measurement Date (as defined in the Partnership Agreement) with respect to the Award OPP Units shall be the Effective Date and all of the Award OPP Units granted pursuant to this Agreement shall be deemed to have been issued as part of the Same Award (as defined in the Partnership Agreement).
(e)For the avoidance of doubt, after the applicable Distribution Participation Date, Award OPP Units, both vested and (until and unless forfeited pursuant to Section 3(d) and 4(g) hereof) unvested, shall be entitled to receive the same distributions payable with respect to Class A Units if the payment date for such distributions is after the applicable Distribution Participation Date, even though the record date for such distributions is before the applicable Distribution Participation Date.
(f)All distributions paid with respect to Award OPP Units, whether at the rate provided in Sections 6(d) hereof prior to the applicable Distribution Participation Date or at the rate provided in Sections 6(c) hereof after the applicable Distribution Participation Date, shall be fully vested and non-forfeitable when paid, regardless of the fact that the underlying 2021 OPP Units may be subject to forfeiture or have not yet become, or never become, vested pursuant to Sections 3 and 4 hereof.
7.Restrictions on Transfer
. Except as otherwise permitted by the Committee, none of the Award OPP Units granted hereunder nor any of the Partnership Units of the Partnership into which such Award OPP Units may be converted (the “Award Partnership Units”) shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or by operation of law (each such action a “Transfer”), and the Redemption Right (as defined in the Partnership Agreement) may not be exercised with respect to the Award Partnership Units, provided that, at any time after the date that is at least two (2) years after the Effective Date, (i) Award OPP Units or Award Partnership Units may be Transferred to the Grantee’s Family Members by gift or pursuant to domestic relations order in settlement of marital property rights; (ii) Award OPP Units or Award Partnership Units may be Transferred to an entity in which fifty percent (50%) of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in such entity; and (iii) the Redemption Right may be exercised with respect to Award Partnership Units, and Award Partnership Units may be Transferred to the Partnership or the Company in connection with the exercise of the Redemption Right, in accordance with and to the extent otherwise permitted by the terms of the Partnership Agreement. Additionally, the transferee must agree in writing with the Company and the Partnership to be bound by all the terms and conditions of this Agreement and that subsequent transfers shall be prohibited except those in accordance with this Section 7 and all Transfers of Award OPP Units or Award Partnership Units must be in compliance with all applicable securities laws (including, without limitation, the Securities Act) and the applicable terms and conditions of the Partnership Agreement. In connection with any Transfer of Award OPP Units or Award Partnership Units, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of Award OPP Units or Award Partnership Units not in accordance with the terms and conditions of this Section 7 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any Award OPP Units or Award Partnership Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any Award OPP Units or Award Partnership Units. Except as provided expressly in this Section 7, this Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.
8.Changes in Capital Structure
. If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company, spin-off of a Subsidiary, business unit or significant portion of its assets or other transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock, or other similar change in the capital stock of the Company or any other event that constitutes a change in stock under the terms of the Share Plan shall occur, (iii) any extraordinary dividend or other distribution to holders of Common Shares or Class A Units shall be declared and paid other than in the ordinary course, or (iv) any other event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of appropriate equitable or proportionate adjustment in the terms of this Award, this Agreement or the 2021 OPP Units to avoid distortion in the value of this Award, then the Committee shall take such action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award and the terms of the 2021 OPP Units prior to such event, including, without limitation: (A) interpretations of or modifications to any defined term in this Agreement; (B) adjustments in any calculations provided for in this Agreement, and (C) substitution of other awards under the Share Plan or otherwise.
9.Miscellaneous.

(a)Amendment. This Agreement may be amended or modified only with the consent of the Company and the Partnership acting through the Committee; provided that any such amendment or modification materially and adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company and the Partnership to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights hereunder. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company or the Partnership.
(b)Incorporation of Share Plan; Committee Determinations. The provisions of the Share Plan are hereby incorporated by reference as if set forth herein. In the event of a conflict between this Agreement and the Share Plan, the Share Plan shall govern. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications.
(c)Status of 2021 OPP Units under the Share Plan. This Award and the other 2021 OPP awards constitute awards of OP Units (as defined in the 2019 Plan) by the Company under the 2019 Plan. The Award OPP Units are interests in the Partnership. The number of Common Shares reserved for issuance under the Share Plan underlying outstanding Award OPP Units will be determined by the Committee in light of all applicable circumstances, including calculations made or to be made under Section 3 hereof, vesting, capital account allocations and/or balances under the Partnership Agreement, the conversion ratio in effect between LTIP Units and Class A Units and the exchange ratio in effect between Class A Units and Common Shares. The Company will have the right at its option, as set forth in the Partnership Agreement, to issue Common Shares in exchange for Award Partnership Units in accordance with the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement, and such Common Shares, if issued, will be issued under the Share Plan. The Grantee must be eligible to receive the Award OPP Units in compliance with applicable federal and state securities laws and to that effect is required to complete, execute and deliver certain covenants, representations and warranties (attached as Exhibit B). The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee.
(d)Legend. The records of the Partnership evidencing the Award OPP Units shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such 2021 OPP Units are subject to restrictions as set forth herein, in the Share Plan, and in the Partnership Agreement.
(e)Compliance With Law. The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no 2021 OPP Units will become vested or be paid at a time that such vesting or payment would result in a violation of any such law.
(f)Investment Representations; Registration. The Grantee hereby makes the covenants, representations and warranties set forth on Exhibit B attached hereto. All of such covenants, warranties and representations shall survive the execution and delivery of this

Agreement by the Grantee. The Partnership will have no obligation to register under the Securities Act any 2021 OPP Units or any other securities issued pursuant to this Agreement or upon conversion or exchange of 2021 OPP Units. The Grantee agrees that any resale of the shares of Common Shares received upon the exchange of Units into which 2021 OPP Units may be converted shall not occur during the “blackout periods” forbidding sales of Company securities, as set forth in the then applicable Company employee manual or insider trading policy. In addition, any resale shall be made in compliance with the registration requirements of the Securities Act or an applicable exemption therefrom, including, without limitation, the exemption provided by Rule 144 promulgated thereunder (or any successor rule).
(g)Section 83(b) Election. In connection with each separate issuance of LTIP Units under this Award pursuant to Section 3 hereof the Grantee hereby agrees to make an election to include in gross income in the year of transfer the applicable Award OPP Units pursuant to Section 83(b) of the Code substantially in the form attached hereto as Exhibit C and to supply the necessary information in accordance with the regulations promulgated thereunder. The Grantee agrees to file the election (or to permit the Partnership to file such election on the Grantee’s behalf) within thirty (30) days after the award of the 2021 OPP Units hereunder with the IRS Service Center at which such Grantee files his personal income tax returns, and to file a copy of such election with the Grantee’s U.S. federal income tax return for the taxable year in which the 2021 OPP Units are awarded to the Grantee.
(h)Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
(i)Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of State of New York, without giving effect to the principles of conflict of laws of such State.
(j)No Obligation to Continue Position as an Employee, Consultant or Advisor. Neither the Company nor any Affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Continuous Service at any time.
(k)Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at 888 Seventh Avenue, New York, New York 10019 and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.
(l)Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the

Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its Affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount; provided, however, that if any Award OPP Units or Award Partnership Units are withheld (or returned), the number of Award OPP Units or Award Partnership Units so withheld (or returned) shall be limited to a number which has a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
(m)Headings. The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
(n)Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
(o)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.
(p)Section 409A. This Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. Any provision of this Agreement that is inconsistent with Section 409A of the Code, or that may result in penalties under Section 409A of the Code, shall be amended, with the reasonable cooperation of the Grantee, the Company and the Partnership, to the extent necessary to exempt it from, or bring it into compliance with Section 409A of the Code.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the 12th day of January, 2021.

VORNADO REALTY TRUST

By:	/s/ Michael Franco
Name: Michael Franco
Title: President and Chief Financial Officer

VORNADO REALTY L.P.

By: Vornado Realty Trust, its general partner

By:	/s/ Michael Franco
Name: Michael Franco
Title: President and Chief Financial Officer of Vornado Realty Trust, sole General Partner of Vornado Realty L.P.

GRANTEE

Name:

EXHIBIT A
FORM OF LIMITED PARTNER SIGNATURE PAGE
The Grantee, desiring to become one of the within named Limited Partners of Vornado Realty L.P., hereby accepts all of the terms and conditions of (including, without limitation, the Section 15.11 “Power of Attorney” thereof), and becomes a party to, the Second Amended and Restated Agreement of Limited Partnership, dated as of October 20, 1997, of Vornado Realty L.P., as amended (the “Partnership Agreement”). The Grantee agrees that this signature page may be attached to any counterpart of the Partnership Agreement and further agrees as follows (where the term “Limited Partner” refers to the Grantee):
1.The Limited Partner hereby confirms that it has reviewed the terms of the Partnership Agreement and affirms and agrees that it is bound by each of the terms and conditions of the Partnership Agreement, including, without limitation, the provisions thereof relating to limitations and restrictions on the transfer of Partnership Units (as defined in the Partnership Agreement).
2.The Limited Partner hereby confirms that it is acquiring the Partnership Units for its own account as principal, for investment and not with a view to resale or distribution, and that the Partnership Units may not be transferred or otherwise disposed of by the Limited Partner otherwise than in a transaction pursuant to a registration statement filed by the Partnership (which it has no obligation to file) or that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state and foreign securities laws, and the General Partner (as defined in the Partnership Agreement) may refuse to transfer any Partnership Units as to which evidence of such registration or exemption from registration satisfactory to the General Partner is not provided to it, which evidence may include the requirement of a legal opinion regarding the exemption from such registration. If the General Partner delivers to the Limited Partner Common Shares of Beneficial Interest of the General Partner (“Common Shares”) upon redemption of any Partnership Units, the Common Shares will be acquired for the Limited Partner’s own account as principal, for investment and not with a view to resale or distribution, and the Common Shares may not be transferred or otherwise disposed of by the Limited Partner otherwise than in a transaction pursuant to a registration statement filed by the General Partner with respect to such Common Shares (which it has no obligation under the Partnership Agreement to file) or that is exempt from the registration requirements of the Securities Act and all applicable state and foreign securities laws, and the General Partner may refuse to transfer any Common Shares as to which evidence of such registration or exemption from such registration satisfactory to the General Partner is not provided to it, which evidence may include the requirement of a legal opinion regarding the exemption from such registration.
3.The Limited Partner hereby affirms that it has appointed the General Partner, any Liquidator (as defined in the Partnership Agreement) and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with Section 15.11 of the Partnership Agreement, which section is hereby incorporated by reference. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the Limited Partner and shall extend to the Limited Partner’s heirs, executors, administrators, legal representatives, successors and assigns.
4.The Limited Partner hereby confirms that, notwithstanding any provisions of the Partnership Agreement to the contrary, the Award OPP Units shall not be redeemable by the Limited Partner pursuant to Section 8.6 of the Partnership Agreement.
5.(a)    The Limited Partner hereby irrevocably consents in advance to any amendment to the Partnership Agreement, as may be recommended by the General Partner, intended to avoid the Partnership being treated as a publicly-traded partnership within the meaning of Section 7704 of the Internal Revenue Code, including, without limitation, (x) any amendment to the provisions of Section 8.6 of the Partnership Agreement intended to increase the waiting period between the delivery of a Notice of Redemption (as defined in the Partnership Agreement) and the Specified Redemption Date (as defined in the Partnership Agreement) and/or the Valuation Date (as defined in the Partnership Agreement) to up to sixty (60) days or (y) any other amendment to the Partnership Agreement intended to make the redemption and transfer provisions, with respect to certain redemptions and transfers, more similar to the provisions described in Treasury Regulations Section 1.7704-1(f).
(b)    The Limited Partner hereby appoints the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to execute and deliver any amendment referred to in the foregoing paragraph 5(a) on the Limited Partner’s behalf. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the Limited Partner and shall extend to the Limited Partner’s heirs, executors, administrators, legal representatives, successors and assigns.
6.The Limited Partner agrees that it will not transfer any interest in the Partnership Units (x) through (i) a national, non-U.S., regional, local or other securities exchange, or (ii) an over-the-counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise) or (y) to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, interests in the Partnership or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to any interests in the Partnership and stands ready to effect transactions at the quoted prices for itself or on behalf of others.
7.The Limited Partner acknowledges that the General Partner shall be a third party beneficiary of the representations, covenants and agreements set forth in Sections 4 and 6 hereof. The Limited Partner agrees that it will transfer, whether by assignment or otherwise, Partnership Units only to the General Partner or to transferees that provide the Partnership and the General Partner with the representations and covenants set forth in Sections 4 and 6 hereof.

8.This Acceptance shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
Signature Line for Limited Partner:

Name: ______________________

Date: __________ __, 2021

Address of Limited Partner:

EXHIBIT B
GRANTEE’S COVENANTS, REPRESENTATIONS AND WARRANTIES
The Grantee hereby represents, warrants and covenants as follows:
(a)    The Grantee has received and had an opportunity to review the following documents (the “Background Documents”):
(i)    The Company’s latest Annual Report to Stockholders;
(ii)    The Company’s Proxy Statement for its most recent Annual Meeting of Stockholders;
(iii)    The Company’s Report on Form 10-K for the fiscal year most recently ended;
(iv)    The Company’s Form 10-Q, if any, for the most recently ended quarter if one has been filed by the Company with the Securities and Exchange Commission since the filing of the Form 10-K described in clause (iii) above;
(v)    Each of the Company’s Current Report(s) on Form 8-K, if any, filed since the end of the fiscal year most recently ended for which a Form 10-K has been filed by the Company;
(vi)    The Partnership Agreement;
(vii)    The Share Plan; and
(viii)    The Company’s Declaration of Trust, as amended.
The Grantee also acknowledges that any delivery of the Background Documents and other information relating to the Company and the Partnership prior to the determination by the Partnership of the suitability of the Grantee as a holder of LTIP Units shall not constitute an offer of LTIP Units until such determination of suitability shall be made.
(b)    The Grantee hereby represents and warrants that
(i)    The Grantee either (A) is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), or (B) by reason of the business and financial experience of the Grantee, together with the business and financial experience of those persons, if any, retained by the Grantee to represent or advise him with respect to the grant to him of LTIP Units, the potential conversion of LTIP Units into Class A Units of the Partnership (“Common Units”) and the potential redemption of such Common Units for the Company’s Common Shares (“REIT Shares”), has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Grantee (I) is capable of evaluating the merits and risks of an investment in the Partnership and potential investment in the Company and of making an informed investment decision, (II) is capable of protecting his own interest or has engaged representatives or advisors to assist him in protecting his interests, and (III) is capable of bearing the economic risk of such investment.
(ii)    The Grantee, after due inquiry, hereby certifies that for purposes of Rule 506(d) and Rule 506(e) of the Securities Act, he is not subject to any felony or misdemeanor conviction related to any securities matter; any federal or state order, judgment, decree or injunction related to any securities, insurance, banking or U.S. Postal Service matter; any SEC disciplinary or cease and desist order; or any suspension, expulsion or bar related to a registered national securities exchange, national or affiliated securities association or member thereof, whether it occurred or was issued before, on or after September 23, 2013, and agrees that he will notify the Company immediately upon becoming aware that the foregoing is not, or is no longer, complete and accurate in every material respect, including as a result of events occurring after the date hereof.
(iii)    The Grantee understands that (A) the Grantee is responsible for consulting his own tax advisors with respect to the application of the U.S. federal income tax laws, and the tax laws of any state, local or other taxing jurisdiction to which the Grantee is or by reason of the award of LTIP Units may become subject, to his particular situation; (B) the Grantee has not received or relied upon business or tax advice from the Company, the Partnership or any of their respective employees, agents, consultants or advisors, in their capacity as such; (C) the Grantee provides or will provide services to the Partnership on a regular basis and in such capacity has access to such information, and has such experience of and involvement in the business and operations of the Partnership, as the Grantee believes to be necessary and appropriate to make an informed decision to accept this Award of LTIP Units; and (D) an investment in the Partnership and/or the Company involves substantial risks. The Grantee has been given the opportunity to make a thorough investigation of matters relevant to the LTIP Units and has been furnished with, and has reviewed and understands, materials relating to the Partnership and the Company and their respective activities (including, but not limited to, the Background Documents). The Grantee has been afforded the opportunity to obtain any additional information (including any exhibits to the Background Documents) deemed necessary by the Grantee to verify the accuracy of information conveyed to the Grantee. The Grantee confirms that all documents, records, and books pertaining to his receipt of LTIP Units which were requested by the Grantee have been made available or delivered to the Grantee. The Grantee has had an opportunity to ask questions of and receive answers from the Partnership and the Company, or from a person or persons acting on their behalf, concerning the terms and conditions of the LTIP Units. The Grantee has relied upon, and is making its decision solely upon, the Background Documents and other written information provided to the Grantee by the Partnership or the Company.
(iv)    The LTIP Units to be issued, the Common Units issuable upon conversion of the LTIP Units and any REIT Shares issued in connection with the redemption of any such Common Units will be acquired for the account of the Grantee for investment only and not with a current view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein, without prejudice, however, to the Grantee’s right (subject to the terms of the LTIP Units, the Share Plan and this Agreement) at all times to sell or otherwise dispose of all or any part of his LTIP Units, Common Units or REIT Shares in compliance with the Securities Act, and applicable state securities laws, and subject, nevertheless, to the disposition of his assets being at all times within his control.

(v)    The Grantee acknowledges that (A) neither the LTIP Units to be issued, nor the Common Units issuable upon conversion of the LTIP Units, have been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, if such LTIP Units or Common Units are represented by certificates, such certificates will bear a legend to such effect, (B) the reliance by the Partnership and the Company on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Grantee contained herein, (C) such LTIP Units or Common Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (D) there is no public market for such LTIP Units and Common Units and (E) neither the Partnership nor the Company has any obligation or intention to register such LTIP Units or the Common Units issuable upon conversion of the LTIP Units under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws, except, that, upon the redemption of the Common Units for REIT Shares, the Company may issue such REIT Shares under the Share Plan and pursuant to a Registration Statement on Form S-8 under the Securities Act, to the extent that (I) the Grantee is eligible to receive such REIT Shares under the Share Plan at the time of such issuance, (II) the Company has filed a Form S-8 Registration Statement with the Securities and Exchange Commission registering the issuance of such REIT Shares and (III) such Form S-8 is effective at the time of the issuance of such REIT Shares. The Grantee hereby acknowledges that because of the restrictions on transfer or assignment of such LTIP Units acquired hereby and the Common Units issuable upon conversion of the LTIP Units which are set forth in the Partnership Agreement or this Agreement, the Grantee may have to bear the economic risk of his ownership of the LTIP Units acquired hereby and the Common Units issuable upon conversion of the LTIP Units for an indefinite period of time.
(vi)    The Grantee has determined that the LTIP Units are a suitable investment for the Grantee.
(vii)    No representations or warranties have been made to the Grantee by the Partnership or the Company, or any officer, trustee, shareholder, agent, or Affiliate of any of them, and the Grantee has received no information relating to an investment in the Partnership or the LTIP Units except the information specified in paragraph (b) above.
(c)    So long as the Grantee holds any LTIP Units, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code, applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.
(d)    The address set forth on the signature page of this Agreement is the address of the Grantee’s principal residence, and the Grantee has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such residence is sited.

SCHEDULE A TO 2021 OUTPERFORMANCE PLAN AWARD AGREEMENT

Date of Award Agreement:	January __, 2021
Name of Grantee:
Participation Percentage:
Number of LTIP Units Subject to Grant:
Grant Date:	January __, 2021

Initials of Company representative: _________
Initials of Grantee: _________